Exhibit 10.3

EXECUTION COPY

DIRECTOR RESIGNATION AND GENERAL RELEASE AGREEMENT

THIS DIRECTOR RESIGNATION AND GENERAL RELEASE AGREEMENT dated April 1, 2015 (this “Agreement”) is entered into by James C. Spira (the “Director”) and Ciber, Inc. (the “Company” and together with the Director, the “Parties”).

1.                                      Relationship to the Company.  The Director is a member of the board of directors of the Company and has, pursuant to a letter separate from this Agreement, resigned from such directorship effective as of the date of the Company’s 2015 Annual Meeting of Stockholders (the “Resignation Date”).  In connection with the Director’s resignation, he agrees to sign and execute such additional documents and additional releases as are reasonably determined by the Company as necessary to effectuate the intent of this Agreement.

2.                                      Resignation Benefits.  In consideration for and subject to the Director’s continued compliance with the agreements, releases and covenants set forth in Sections 1, 3 and 4, the Director shall, effective as of the Resignation Date and contingent upon his compliance with Sections 3 and 4, be entitled to receive the following from the Company (the “Resignation Benefits”):

a)             Aggregate cash payments in a total amount equal to $175,000, which shall be divided into twelve substantially equal installments (each a “Resignation Installment Payment”), which Resignation Installment Payments shall payable on the first day of each of the first twelve months which occur following the Resignation Date; and

b)             Effective as of the Resignation Date, accelerated vesting of 30,288 restricted stock units (the “Accelerated Awards”) granted pursuant to the Company’s 2004 Incentive Plan (as amended, the “LTIP”).

3.                                      Release.

a)             In consideration of the Resignation Benefits described in Section 2 above, the Director for himself, his affiliates, spouse, agents, heirs, assigns and any other person or entity claiming to claim through him hereby , knowingly, voluntarily, unconditionally and irrevocably releases and discharges the Company, its successors, predecessors, affiliates and subsidiaries and each of the foregoing entities’ respective affiliates, predecessors, successors, directors, officers, partners, trustees, fiduciaries managers, members, employees, agents, representatives and benefit plans (collectively, the “Company Released Parties”) from any and all claims, debts, liabilities, causes of action, charges, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, commitments, arrangements, promises, or obligations or understandings of any kind whatsoever in law or equity, WHETHER WRITTEN OR ORAL, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ASSERTED OR UNASSERTED, CONDITIONAL OR UNCONDITIONAL, ACCRUED OR

UNACCRUED, LIQUIDATED OR UNLIQUIDATED, WHETHER CONTRACTUAL, STATUTORY OR OTHERWISE, AND UNDER ANY KNOWN OR UNKNOWN DUTIES, EITHER FIDUCIARY OR OTHERWISE, INCLUDING LIABILITIES ARISING OUT OF THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY COMPANY RELEASED PARTY, that the Director has now, has had or at any time hereafter may have against any of the Company Released Parties (collectively, the “Director Released Claims”); provided, however, that the foregoing release shall not waive or release claims of any director fees that have (i) accrued at or prior to the Resignation Date and have not been paid to the Director in full as of such date or (ii) are payable pursuant to the terms of this Agreement.  The Director also acknowledges that other than with respect to the Accelerated Awards, he shall have no further rights with respect to unvested equity or equity-based compensation pursuant to the LTIP or otherwise.  The Director shall refrain from asserting any claim or otherwise attempting to collect or enforce any such Director Released Claim against any of the Company Released Parties.  In addition, the Director hereby waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in its favor at the time of executing the release which, if known by it, may have materially affected its settlement with the other person.

b)             Notwithstanding Section 3(a), the Company agrees and acknowledges (i) that the Director shall remain eligible for indemnification for any claims which relate to his service as a director prior to the Resignation Date, subject to the limits set forth under applicable law and the terms of the Company’s certificate of incorporation and bylaws and (ii) the Company shall maintain one or more directors and officers liability insurance policies which shall cover, on terms no less favorable to those of the Company’s existing insurance policy, events which occur prior to and including the Resignation Date.

c)              Director expressly promises that, as a condition of his receipt of the payments and benefits set forth in Section 2 above, on the Resignation Date or within five days thereafter, Director shall execute the Confirming Release that is attached hereto as Exhibit A and Director shall return the Confirming Release executed by him to the Company, Attention:  General Counsel, 6363 South Fiddler’s Green Circle, Suite 1400, Facsimile: (303) 221-4125, no later than five days following the Resignation Date.

4.                                      Mutual Nondisparagement.  As a material inducement for the Company to enter into this Agreement and provide the consideration set forth in Section 2 above, the Director agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of any Company Released Party.  The Company agrees to cause its directors and senior officers not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation of the Director.

Notwithstanding the foregoing, nothing herein shall prevent any Party from making a statement or taking any act required by law.

5.                                      Review by Counsel.  The Director represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent, if any, that he desires, he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily and knowingly entering into this Agreement.

6.                                      Severability.  All provisions of this Agreement are severable, and the unenforceability or invalidity of any of the provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.  Should any part of this Agreement be held unenforceable, the unenforceable portion or portions shall be removed (and no more), and the remaining portions of this Agreement shall be enforced as fully as possible (removing the minimum amount possible).

7.                                      Section 409A.  To the greatest extent possible, the amounts payable pursuant to the terms of this Agreement are intended to be and will be treated as exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of Section 409A of the Code, to the extent applicable, each payment or amount due under this Agreement shall be considered a separate payment, and the Director’s entitlement to a series of payments is to be treated as an entitlement to a series of separate payments.  For purposes of Section 409A of the Code, to the extent applicable, to the extent that the Director is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the Director’s separation from service and to the limited extent necessary to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code, no amount which is subject to Section 409A of the Code and is payable on account of the Director’s separation from service shall be paid to the Director before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the Director’s separation from service or, if earlier, the date of the Director’s death following such separation from service.  All such amounts that would, but for the immediately preceding sentence, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  No interest will be paid by the Company with respect to any such delayed payments.  The intent of the Parties is for the Resignation Date to constitute the Director’s “separation from service” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code.

8.                                      Amendment.  This Agreement may not be amended, supplemented or modified except in writing signed by the person(s) against whose interest(s) such change shall operate.

9.                                      Third-Party Beneficiaries.  Except as set forth in this Agreement, this Agreement shall not confer any rights upon any Person.  For the avoidance of doubt, each Company Released Party that is not a signatory hereto is an intended third-party beneficiary of the Director’s releases, covenants and representations set forth in Sections 3 and 4 herein.

10.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument.

11.                               Choice of Law.  This Agreement and any disputes arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely therein, without giving effect to its conflicts of laws principles or rules, to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.  THE DIRECTOR HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT HE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM HEREUNDER.

12.                               Construction.  Captions and paragraph headings used in this agreement are for convenience only, are not part of this Agreement, and shall not be used in construing it.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

13.                               Electronic Signature.  The executed signature page to this Agreement may be transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature, and shall have the same effect as an original for all purposes.

[Signature on the following page.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

/s/ James C. Spira
James C. Spira

CIBER, INC.

By:	/s/ Stephen Kurtz
Name:	Stephen Kurtz
Title:	Chairman of the Special Committee

EXHIBIT A

CONFIRMING RELEASE

This Confirming Release the supplemental release referenced in Section 3(c) of the Director Resignation and General Release Agreement (the “Resignation Agreement”), dated April 1, 2015 and entered into by James C. Spira (“Director”) and Ciber, Inc. (the “Company”).  Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Resignation Agreement.

In consideration of the Resignation Benefits described in Section 2 of the Resignation Agreement, the Director for himself, his affiliates, spouse, agents, heirs, assigns and any other person or entity claiming to claim through him hereby, knowingly, voluntarily, unconditionally and irrevocably releases and discharges the Company and each other Company Released Party from any and all claims, debts, liabilities, causes of action, charges, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, commitments, arrangements, promises, or obligations or understandings of any kind whatsoever in law or equity, WHETHER WRITTEN OR ORAL, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ASSERTED OR UNASSERTED, CONDITIONAL OR UNCONDITIONAL, ACCRUED OR UNACCRUED, LIQUIDATED OR UNLIQUIDATED, WHETHER CONTRACTUAL, STATUTORY OR OTHERWISE, AND UNDER ANY KNOWN OR UNKNOWN DUTIES, EITHER FIDUCIARY OR OTHERWISE, INCLUDING LIABILITIES ARISING OUT OF THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY COMPANY RELEASED PARTY, that the Director has now, has had or at any time hereafter may have against any of the Company Released Parties (collectively, the “Confirmed Director Released Claims”); provided, however, that the foregoing release shall not waive or release claims of any director fees that have (i) accrued at or prior to the Resignation Date and have not been paid to the Director in full as of such date or (ii) are payable pursuant to the terms of Section 2 of the Resignation Agreement.  The Director also acknowledges that other than with respect to the Accelerated Awards, he shall have no further rights with respect to unvested equity or equity-based compensation pursuant to the LTIP or otherwise.  The Director shall refrain from asserting any claim or otherwise attempting to collect or enforce any such Confirmed Director Released Claim against any of the Company Released Parties.  In addition, the Director hereby waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in its favor at the time of executing the release which, if known by it, may have materially affected its settlement with the other person.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date written below his signature below and, in doing so, Director has knowingly and voluntarily released all Confirmed Director Released Claims.

James C. Spira